EXHIBIT 10(w) - MATERIAL CONTRACTS

SECOND AMENDMENT TO THE NATIONAL WESTERN LIFE INSURANCE COMPANY
1995 STOCK AND INCENTIVE PLAN

Paragraph VII(h) of the1995 Stock and Incentive Plan has been amended to read as follows:

"(h)  Fixed Grants to Directors. Each individual who was a non-employee Director of the Company on the date of approval of the Plan received an Option to purchase 1,000 shares of Common Stock at the Fair Market Value thereof on the date of the grant, and each Director received an Option to purchase 1,000 shares on June 19, 1998, the date of the approval of the First Amendment to the Plan. Each individual who is a Director of the Company on the date of the approval of this Second Amendment shall receive an Option to purchase an additional 1,000 shares of Common Stock at the Fair Market Value thereof at the date of grant of the Option. Each additional individual person who thereafter becomes a new Director of the Company shall, on completion of three (3) years of continuous service following election to such office, receive an Option to purchase 1,000 shares of Common Stock at the Fair Market Value thereof at the date of grant of the Option, and each such person, upon completion of five (5) years of continuous service as Director of the Company, shall receive an Option to purchase an additional 2,000 shares of Common Stock at the Fair Market Value thereof at the date of grant of the Option. However, in no event shall a Director receive options to purchase any such Director shares that in the aggregate total more than 3,000 shares under the Plan. Each Option granted under this paragraph VII(h) shall (i) not constitute an Incentive Stock Option, (ii) not have Stock Appreciation Rights granted in connection therewith, (iii) have a term of ten (10) years, (iv) vest twenty percent (20%) per year on each of the first five (5) anniversary dates of the grant thereof for Directors subject to acceleration and vesting pursuant to paragraph XII (c), and (v) cease to be exercisable after the date which is three (3) months after the termination of such individual's service as a Director (provided that such exercise period shall be extended to one (1) year in the event of the death of the Director). Any director holding Options granted under this paragraph VII(h) who is a member of the Committee shall not participate in any action of the Committee with respect to any claim or dispute involving any such Director."